SUB-ITEM 77K

Changes in registrant s certifying accountant

Credit Suisse Opportunity Funds

Credit Suisse Emerging Markets Equity Fund
Credit Suisse Floating Rate High Income Fund
Credit Suisse Managed Futures Strategy Fund
Credit Suisse Multialternative Strategy Fund
Credit Suisse Strategic Income Fund
Credit Suisse Volaris US Strategies Fund

811-9054


  (a) Dismissal of independent registered public accounting firm


          On February 24, 2015, the Board of Trustees (the "Board") of Credit Suisse Opportunity Funds (the "Fund") approved the dismissal of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm for the Fund. The Board's decision to approve the dismissal of PwC was recommended by the Audit
Committee of the Board.

          The reports of PwC on the Fund's financial statements as of and for the two most recent fiscal years (ended October 31, 2014 and October 31, 2013) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

          During the Fund's two most recent fiscal years
(ended October 31, 2014 and October 31, 2013) and during the period from the end of the most recently completed fiscal year through February 24, 2015, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such periods.

          During the Fund's two most recent fiscal years
(ended October 31, 2014 and October 31, 2013) and during the period from the end of the most recently completed fiscal year through February 24, 2015, there were no "reportable events"
(as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

          The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund set forth above. A copy of such letter is filed as an exhibit hereto.


  (b) Engagement of new independent registered public accounting firm


           On February24, 2015, upon the recommendation of the Audit Committee, the Board approved the engagement of KPMG LLP ("KPMG") as the independent registered public accounting firm for the Fund for the fiscal year ending October 31, 2015. During the Fund's two most recent fiscal years (ended October 31, 2014 and October 31, 2013) and during the period from the end of the most recently completed fiscal year through February 24, 2015, neither the Fund, nor anyone on its behalf consulted with KPMG, on behalf of the Fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund's financial statements, or any matter that was either the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the instructions thereto, or a "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.



Exhibit A to Exhibit 77K

June 29, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Credit Suisse Opportunity Funds, which we understand will be filed with the Securities and Exchange Commission, pursuant to item 77-K of Form N-SAR, as part of the Form N-SAR of Credit Suisse Opportunity Funds dated June 29, 2015. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,
Pricewaterhousecoopers LLP